EXHIBIT 6


AUD $56,332,894                                           October 10, 2000


                              PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned, Trefoil International III, SPRL, a Belgian corporation (the "Borrower"), hereby promises to pay to Shamrock Holdings of California, Inc., a California corporation ("SHOC"), the principal amount of Fifty-Six Million, Three Hundred Thirty-Two Thousand, Eight Hundred Ninety-Four Australian Dollars and No Cents $56,332,894 AUD. Payment of the principal amount of this Note shall be made at the principal executive office of SHOC in Burbank, California, or at such other location as shall be designated by SHOC in writing to the Borrower. Such payment shall be made in lawful money of the United States of America or such other currency as shall be designated by SHOC in writing to the Borrower. This
Note is being issued on the date hereof in connection with the Borrower's purchase from SHOC of 61,078,260 Ordinary Shares of Pacific Dunlop Limited (the "Shares"), and all of SHOC's right, title and interest in the Agreement, dated July 27, 2000, among SHOC, Futuris Corporation Limited and CP Ventures Limited (the "Option").

     1. Interest. No interest shall accrue or be payable on this Note.

     2. Full Recourse. This Note shall be the obligation of the Borrower. SHOC shall be entitled to full recourse against the Borrower for performance and satisfaction of all obligations of the Borrower hereunder.

     3. Optional Prepayment. The Borrower may, at its option, prepay at any time all or any portion of the principal amount of this Note then outstanding, without premium or penalty.

     4. Mandatory Prepayment.
        --------------------

          (a) Principal shall be due and payable upon the consummation of a sale of the Shares and the Option (including, in the case of the Option, the consummation of a sale of the shares issued upon exercise of the Option). If only a portion of the Shares or the Option (including the shares issued upon exercise of the Option) is sold, a proportionate amount of the principal shall be due and payable upon the consummation of such sale.

          (b) If at any time any Event of Default (as hereinafter defined) occurs and is continuing, the entire principal amount of this Note then outstanding, shall become due and payable without further notice or demand.

     5. Events of Default. An event of default (an "Event of Default") shall mean any one of the following events (whatever the reason for such Event of Default and whether it shall be effected voluntarily or involuntarily, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental body):

          (a) a default by the Borrower in the performance of any covenant or other agreement contained in this Note; or

          (b) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under applicable bankruptcy law, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency, readjustment of debt or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or

          (c) an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower, by any court of competent jurisdiction, approving a petition appointing a receiver, trustee, custodian or liquidator of all or a substantial part of the assets of the Borrower, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days.

     Upon the occurrence of an Event of Default, SHOC may declare the then outstanding principal amount of this Note, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     No right or remedy herein conferred upon or reserved to SHOC is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

     6. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid to the below listed parties at the following address:

        if to SHOC:

        Shamrock Holdings of California, Inc.
        4444 Lakeside Drive
        Burbank, California 91505

        if to the Borrower:

        Trefoil International III, SPRL
        Avenne de Cortenbergh 75
        1000 Brussels, Belgium

or to such other address as either party shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the date of receipt thereof.

     7. Restrictions on Transfer. This Note may not be transferred or assigned by the Borrower but shall be freely transferable by SHOC and its assigns.

     8. Amendments. No amendment of this Note shall be effective unless in writing and signed by the Borrower and SHOC.

     9. Waiver. The Borrower, for itself and its legal representatives and successors, hereby expressly waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this Note.

     10. Effect of Delay or Omission. No delay or omission of SHOC in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.

     11. Costs of Collection. The Borrower will pay all costs and expenses of collection, including reasonable attorneys' fees, incurred or paid by SHOC in enforcing this Note or the obligations hereby evidenced, to the extent permitted by law.

     12. Choice of Law. This Note shall be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of law rules thereof.

     13. Headings. The section headings hereof are for convenience of reference only, and shall not be deemed to construe or affect the meaning of any of the provisions hereof.

     IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

                                 TREFOIL INTERNATIONAL III, SPRL


                                 By: /s/ Robert G. Moskowitz
                                    ---------------------------------------
                                    Name:  Robert G. Moskowitz
                                    Title: Director